Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547

Jack Lascar / jlascar@drg-e.com
Anne Vincent / avincent@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY REPORTS FIRST QUARTER 2007 RESULTS
Distributable Cash Flow Per Unit Grew 16%
     HOUSTON, May 8, 2007 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced its financial results for the three months ended March 31, 2007.
     “Double-digit year-over-year volume growth across each of our operating segments allowed Copano to overcome significantly increased amortization charges associated with our expanded hedging program,” said John Eckel, Chairman and Chief Executive Officer of Copano. “Despite these charges, which totaled $5.1 million for the quarter, distributable cash flow increased 34% and distributable cash flow per unit increased 16% over the prior year period.”
First Quarter Financial Results
     Net income increased by 17% to $8.7 million, or $0.20 per unit on a diluted basis, for the first quarter of 2007 compared to net income of $7.4 million, or $0.20 per unit on a diluted basis (as retroactively adjusted to reflect the two-for-one unit split of Copano’s common units effective March 30, 2007), for the first quarter of 2006. Revenue totaled $211.0 million compared with $214.0 million in the first quarter of last year. Total segment gross margin increased 5% to $38.3 million in the first quarter of 2007 from $36.5 million in the first quarter of 2006. Weighted average diluted units outstanding totaled approximately 39.4 million for the three months ended March 31, 2007 and approximately 36.7 million for the same period in 2006 (as retroactively adjusted to reflect the two-for-one split of Copano’s common units effective March 30, 2007).
     Earnings before interest, taxes, depreciation and amortization, or EBITDA, for the first quarter of 2007 were $23.3 million compared with $23.2 million for the first quarter of 2006. Distributable cash flow for the first quarter of 2007 (prior to any retained cash reserves established by Copano’s Board) increased 34% to $22.0 million, representing 123% coverage of the increased first quarter 2007 distribution of $0.42 per unit based on the number of units outstanding on May 1, 2007, the distribution record date. Distributable cash flow per unit increased 16% from $0.45 per unit in the first quarter of 2006 to $0.52 per unit for the first quarter of 2007. Copano recorded non-cash amortization expense related to the purchase of commodity derivatives of $5.1 million, which has not been added back in the determination of distributable cash flow or EBITDA.
     Total segment gross margin, EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this news release.
First Quarter Operating Results by Business Segment
Mid-Continent Operations
     During the first quarter of 2007, gross margin for this segment totaled $21.4 million, an increase of 5% from $20.4 million for the first quarter of 2006. The increase in gross margin resulted primarily from a 24% increase in natural gas liquids, or NGLs, produced, an 18% increase in plant inlet throughput and a 13% increase in pipeline throughput offset by reduced unit margins as a result of lower natural gas and natural gas liquid prices in the first quarter of 2007. NGLs produced at the Paden processing plant increased 38% during the first quarter of 2007 as compared to the same period in 2006.
     The Mid-Continent Operations segment gathered or transported an average of 185,345 MMBtu/d of natural gas on its pipelines, processed an average of 132,789 MMBtu/d of natural gas and produced an average of 12,286 barrels per day of NGLs at its plants and third-party plants during the first quarter of 2007. During the first quarter of 2006, this segment gathered or transported an average of 164,502 MMBtu/d of natural gas on its pipelines, processed an average of 112,193 MMBtu/d of natural gas and produced an average of 9,926 barrels per day of NGLs at its plants and third-party plants.
Texas Gulf Coast Pipelines
     Gross margin for this segment in the first quarter of 2007 increased approximately 10% to $9.6 million compared to $8.7 million in the first quarter of 2006. The increase primarily resulted from a 21% increase in pipeline throughput volumes on Copano’s wholly-owned pipelines as compared to the prior year period and was slightly offset by lower natural gas prices during the first quarter of 2007.
     During the first quarter of 2007, the Texas Gulf Coast Pipelines segment gathered or transported an average of 383,438 MMBtu/d of natural gas on its pipelines, which included 280,068 MMBtu/d of natural gas on its wholly-owned pipelines and 103,370 MMBtu/d on the Webb/Duval Gathering System, net of intercompany volumes. During the first quarter of 2006, this segment gathered and transported an average of 350,352 MMBtu/d of natural gas on its pipelines, which included 230,996 MMBtu/d of natural gas on its wholly-owned pipelines and 119,356 MMBtu/d on the Webb/Duval Gathering System, net of intercompany volumes.

Texas Gulf Coast Processing
     Gross margin for the Texas Gulf Coast Processing segment in the first quarter of 2007 increased approximately 42% to $10.1 million compared to $7.1 million in the first quarter of 2006. The increase in gross margin resulted primarily from a 17% increase in plant NGL production and a 12% increase in inlet throughput as compared to the first quarter of 2006.
     During the first quarter of 2007, the Texas Gulf Coast Processing segment processed an average of 572,659 MMBtu/d of natural gas compared with 513,083 MMBtu/d during the first quarter of 2006. Volumes originating from the Texas Gulf Coast Pipelines segment and delivered to the plant were up approximately 26% from the first quarter of last year and natural gas delivered to the plant and originated from sources other than the Texas Gulf Coast Pipelines segment increased approximately 1% from the first quarter of 2006. The Houston Central Processing Plant produced an average of 15,960 barrels per day of NGLs during the first quarter of 2007 compared to an average of 13,601 barrels per day produced during the first quarter of 2006.
Corporate
     The Corporate segment includes the results attributable to Copano’s commodity risk management portfolio. Gross margin for the Corporate segment in the first quarter of 2007 was a loss of $2.7 million compared to a gain of $0.2 million in the first quarter of 2006. The Corporate segment gross margin for the first quarter of 2007 reflects $2.4 million of cash settlements on expired commodity derivatives offset by $5.1 million of amortization expense related to purchased commodity derivatives, which has not been added back in the determination of distributable cash flow. The Corporate segment gross margin for the first quarter of 2006 reflects $2.7 million of cash settlements on expired commodity derivatives offset by $2.3 million of amortization expense related to purchased commodity derivatives and $0.2 million of unrealized losses related to the ineffective portion of the hedges.
Unit Distributions
     On April 18, 2007, Copano announced a first quarter 2007 cash distribution of $0.42 per unit, or $1.68 per unit on an annualized basis, for all of its outstanding common units. This distribution will be paid on May 15, 2007 to holders of record of common units at the close of business on May 1, 2007.

Conference Call Information
     Copano will hold a conference call to discuss its first quarter 2007 financial results and recent developments on Wednesday, May 9, 2007 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the call, dial (303) 262-2139 and ask for the Copano call at least 10 minutes prior to the start time, or access it live over the internet at http://www.copanoenergy.com on the “Investor Overview” page of the “Investor Relations” section of Copano’s website. To listen to the live call on the web, please visit the website at least 15 minutes prior to the call to register and download any necessary audio software.
     If you cannot participate in the live webcast, an archive will be available shortly after the call for 90 days on the “Investor Overview” page of the “Investor Relations” section of Copano’s website. Additionally, a telephonic replay will be available through May 16, 2007 and may be accessed by calling (303) 590-3000 and using the pass code 11088921.
Use of Non-GAAP Financial Measures
     This press release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of total segment gross margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other GAAP measure of liquidity or financial performance. The Company uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets. The Company believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance.
     Total segment gross margin is defined as revenue less cost of sales. Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased from third parties, cost of natural gas and NGLs purchased from affiliates, costs paid to third parties to transport volumes and costs paid to affiliates to transport volumes. Total segment gross margin consists of the sum of the individual segment gross margins. The Company views segment gross margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. The GAAP measure most directly comparable to total segment gross margin is operating income.

     Copano defines EBITDA as net income plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by management and by external users of Copano’s financial statements such as investors, commercial banks, research analysts and others, to assess:
•	the financial performance of Copano’s assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of Copano’s assets to generate cash sufficient to pay interest costs and support indebtedness;

•	Copano’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     EBITDA is also a financial measure that, with certain negotiated adjustments, is reported to the Company’s lenders and is used to compute financial covenants under its credit facility. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Copano’s EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as the Company does. Copano has reconciled EBITDA to net income and cash flows from operating activities.
     Distributable cash flow is defined as net income plus: (1) depreciation and amortization expense; (2) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (3) reimbursements by pre-IPO unitholders of certain general and administrative expenses in excess of the “G&A Cap” provided under the Company’s limited liability company agreement; (4) provision for deferred income taxes; (5) the subtraction of maintenance capital expenditures; (6) the subtraction of equity in the earnings of unconsolidated affiliates; and (7) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Maintenance capital expenditures represent capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of the Company’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Distributable cash flow is a significant performance metric used by senior management to compare basic cash flows generated by the Company (prior to the establishment of any retained cash reserves by its Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Company’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net income.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in Oklahoma and Texas.
     This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the Company, key customers reducing the volume of natural gas and natural gas liquids they purchase from the Company, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from the Company’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the Company’s Securities and Exchange Commission filings.
— tables to follow —

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
	(in thousands, except
	per unit information)
Revenue:
Natural gas sales	$111,277	$127,980
Natural gas liquids sales	87,887	75,326
Transportation, compression and processing fees	4,248	3,820
Condensate and other	7,576	6,834

Total revenue	210,988	213,960

Costs and expenses:
Cost of natural gas and natural gas liquids	171,776	176,712
Transportation	886	769
Operations and maintenance	8,498	7,184
Depreciation and amortization	8,470	7,625
General and administrative	7,516	6,075
Taxes other than income	527	444
Equity in earnings from unconsolidated affiliates	(864)	(196)

Total costs and expenses	196,809	198,613

Operating income	14,179	15,347

Interest and other income	620	249
Interest and other financing costs	(5,193)	(8,183)

Income before income taxes	9,606	7,413
Provision for income taxes	(904)	—

Net income	$8,702	$7,413

Basic net income per common unit:
Net income(1)	$0.21	$0.20
Weighted average number of common units(1)	38,736	29,315

Diluted net income per common unit:
Net income(1)	$0.20	$0.20
Weighted average number of common units(1)	39,365	36,652

(1)	Net income per common unit and the weighted average number of common units for the three months ended March 31, 2006 have been retroactively adjusted to reflect a two-for-one split of Copano’s common units effective March 30, 2007.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
	(in thousands)
Cash Flows From Operating Activities:
Net income	$8,702	$7,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,470	7,625
Amortization of debt issue costs	309	957
Equity in earnings from unconsolidated affiliates	(864)	(196)
Equity-based compensation	641	321
Deferred tax liability	841	—
Other noncash items	(33)	(2)
Changes in assets and liabilities:
Accounts receivable	(2,536)	23,758
Accounts receivable from affiliates	461	(947)
Prepayments and other current assets	995	662
Risk management activities	2,615	2,338
Accounts payable	6,075	(18,031)
Accounts payable to affiliates	(9)	24
Other current liabilities	(1,677)	(1,067)

Net cash provided by operating activities	23,990	22,855

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(17,804)	(9,889)
Additions to intangible assets	(305)	(130)
Acquisitions	(739)	(538)
Investment in unconsolidated affiliate	—	(6,811)
Distributions from unconsolidated affiliates	1,784	—
Other	111	(97)

Net cash used in investing activities	(16,953)	(17,465)

Cash Flows From Financing Activities:
Repayments of long-term debt	—	(258,000)
Proceeds from long-term debt	20,000	245,000
Repayment of short-term notes payable	(555)	(756)
Deferred financing costs	(608)	(6,239)
Distributions to unitholders	(16,923)	(10,081)
Capital contributions from pre-IPO investors	1,459	1,380
Proceeds from private placement of common units	—	25,000
Equity offering costs	(474)	(584)
Proceeds from option exercises	405	58

Net cash provided by (used in) financing activities	3,304	(4,222)

Net increase in cash and cash equivalents	10,341	1,168
Cash and cash equivalents, beginning of year	39,484	25,297

Cash and cash equivalents, end of period	$49,825	$26,465

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	March 31,	December 31,
	2007	2006
	($ in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$49,825	$39,484
Accounts receivable, net	68,952	66,416
Accounts receivable from affiliates	294	679
Risk management assets	8,352	13,973
Prepayments and other current assets	2,171	3,166

Total current assets	129,594	123,718

Property, plant and equipment, net	579,848	566,927
Intangible assets, net	92,314	93,372
Investment in unconsolidated affiliates	18,382	19,378
Risk management assets	20,819	23,826
Other assets, net	12,016	11,837

Total assets	$852,973	$839,058

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$99,183	$91,545
Accounts payable to affiliates	114	123
Notes payable	940	1,495
Other current liabilities	10,464	12,559

Total current liabilities	110,701	105,722

Long-term debt	275,000	255,000
Deferred tax liability	841	—
Risk management and other noncurrent liabilities	5,207	5,750

Members’ capital:
Common units, no par value, 42,272,538 and 35,190,590 units issued and outstanding as of March 31, 2007 and December 31, 2006, respectively (1)	491,533	480,797
Subordinated units, no par value, 7,038,252 units outstanding as of December 31, 2006(1)	—	10,379
Paid-in capital	12,685	10,585
Accumulated (deficit) earnings	(5,403)	2,918
Other comprehensive loss	(37,591)	(32,093)

	461,224	472,586

Total liabilities and members’ capital	$852,973	$839,058

(1)	Units outstanding have been retroactively adjusted to reflect a two-for-one split effective March 30, 2007.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
	($ in thousands)

Total segment gross margin(1)	$38,326	$36,479
Operations and maintenance expenses	8,498	7,184
Depreciation and amortization	8,470	7,625
General and administrative expenses	7,516	6,075
Taxes other than income	527	444
Equity in earnings from unconsolidated affiliates	(864)	(196)

Operating income	14,179	15,347
Interest and other financing costs, net	(4,573)	(7,934)
Provision for income taxes	(904)	—

Net income	$8,702	$7,413

Segment gross margin:
Mid-Continent Operations	$21,401	$20,435
Texas Gulf Coast Pipelines(3)	9,564	8,650
Texas Gulf Coast Processing	10,093	7,147
Corporate(4)	(2,732)	247

Total segment gross margin(1)	$38,326	$36,479

Segment gross margin per unit:
Mid-Continent Operations:
Pipeline throughput ($/MMBtu)(2)	$1.28	$1.38
Plant inlet throughput ($/MMBtu)(2)	$1.79	$2.02
NGLs produced ($/Bbl)(2)	$19.35	$22.87
Texas Gulf Coast Pipelines ($/MMBtu)(3)	$0.38	$0.42
Texas Gulf Coast Processing:
Inlet throughput ($/MMBtu)(5)	$0.20	$0.15
NGLs produced ($/Bbl)(5)	$7.03	$5.84

Volumes:
Mid-Continent Operations:	185,345	164,502
Pipeline throughput (MMBtu/d)(2)	185,345	164,502
Plant inlet throughput (MMBtu/d)(2)	132,789	112,193
NGLs produced (Bbls/d)(2)	12,286	9,926
Texas Gulf Coast Pipelines — throughput (MMBtu/d)(3)	280,068	230,996
Texas Gulf Coast Processing:
Inlet throughput (MMBtu/d)	572,659	513,083
NGLs produced (Bbls/d)	15,960	13,601

Capital Expenditures:
Maintenance capital expenditures	$1,371	$1,850
Expansion capital expenditures	18,953	7,063

Total capital expenditures	$20,324	$8,913

Operations and maintenance expenses:
Mid-Continent Operations	$4,370	$3,868
Texas Gulf Coast Pipelines	2,033	1,628
Texas Gulf Coast Processing	2,095	1,688

Total operations and maintenance expenses	$8,498	$7,184

(1)	Total segment gross margin is a non-GAAP financial measure. For a reconciliation of total segment gross margin to its most directly comparable GAAP measure, please read “Non-GAAP Financial Measures.”

(2)	Segment gross margin per unit amounts for the Mid-Continent Operations segment represent the segment gross margin divided by the pipeline throughput, inlet throughput or NGLs produced, as appropriate. Plant inlet throughput and NGLs produced represent total volumes processed and produced by the Mid-Continent Operations segment at all plants, including plants owned by the Mid-Continent Operations segment and plants owned by third parties. Plant inlet throughput averaged 85,558 MMBtu/d and NGLs produced averaged 8,394 barrels per day for the three months ended March 31, 2007 for plants owned by the Mid-Continent Operations segment. Plant inlet throughput averaged 72,049 MMBtu/d and NGLs produced averaged 6,566 barrels per day for the three months ended March 31, 2006 for plants owned by the Mid-Continent Operations segment. This data excludes results and volumes associated with Copano’s interest in Southern Dome.

(3)	Excludes results and volumes associated with Copano’s interest in Webb/Duval Gatherers. Gross volumes transported by Webb/Duval Gatherers were 103,370 MMBtu/d and 119,356 MMBtu/d, net of intercompany volumes, for the three months ended March 31, 2007 and 2006, respectively.

(4)	The corporate segment gross margin includes results attributable to Copano’s commodity risk management activities.

(5)	Represents the Texas Gulf Coast Processing segment gross margin divided by the total inlet throughput or NGLs produced, as appropriate.

Non-GAAP Financial Measures
     The following table presents a reconciliation of the non-GAAP financial measures of (1) total segment gross margin (which consists of the sum of individual segment gross margins) to the GAAP financial measure of operating income, (2) EBITDA to the GAAP financial measures of net income and cash flows from operating activities and (3) distributable cash flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

	Three Months Ended
	March 31,
	2007	2006
Reconciliation of total segment gross margin to operating income:
Operating income	$14,179	$15,347
Add: Operations and maintenance expenses	8,498	7,184
Depreciation and amortization	8,470	7,625
General and administrative expenses	7,516	6,075
Taxes other than income	527	444
Equity in earnings from unconsolidated affiliates	(864)	(196)

Total segment gross margin	$38,326	$36,479

Reconciliation of EBITDA to net income:
Net income	$8,702	$7,413
Add: Depreciation and amortization	8,470	7,625
Interest and other financing costs	5,193	8,183
Provision for income taxes	904	—

EBITDA	$23,269	$23,221

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow provided by operating activities	$23,990	$22,855
Add: Cash paid for interest and other financing costs	4,883	7,226
Equity in earnings of unconsolidated affiliates	864	196
Risk management activities	(2,615)	(2,338)
Increase in working capital and other	(3,853)	(4,718)

EBITDA	$23,269	$23,221

Reconciliation of net income to distributable cash flow:
Net income	$8,702	$7,413
Add: Depreciation and amortization	8,470	7,625
Amortization of debt issue costs	309	957
Equity-based compensation	641	321
G&A reimbursement from pre-IPO unitholders	3,400	2,074
Distributions from unconsolidated affiliates	1,784	—
Unrealized losses on derivatives	161	143
Deferred taxes and other	808	(2)
Less: Equity in earnings of unconsolidated affiliates	(864)	(196)
Maintenance capital expenditures	(1,371)	(1,850)

Distributable cash flow(1)	$22,040	$16,485

Minimum quarterly distribution (“MQD”) at $0.20 per unit(2)	$8,516	$7,333

Distributable cash flow coverage of MQD	259%	225%

Actual quarterly distribution (“AQD”) (2) (3)	$17,884	$11,000

Distributable cash flow coverage of AQD(3)	123%	150%

(1)	Prior to any retained cash reserves established by Copano’s Board of Directors.

(2)	The MQD and prior year distribution rates have been retroactively adjusted to reflect the two-for-one split of Copano’s common units effective March 30, 2007.

(3)	Reflects actual quarterly distribution of $0.42 per unit for the three months ended March 31, 2007 and $0.30 per unit for the three months ended March 30, 2006 (as retroactively adjusted to reflect the two-for-one split of Copano’s common units effective March 30, 2007).